Exhibit 99.1

NEWS RELEASE Dayton, OH April 25, 2006

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

TUESDAY, APRIL 25, 2006

MTC Technologies, Inc. Reports First Quarter Revenue –

Net Income at High End of Guidance

DAYTON, OH, April 25 – MTC Technologies, Inc. (Nasdaq: MTCT), a provider of system engineering, technical and management services to the federal government, today reported net income at the high end of its previously announced guidance for the quarter ended March 31, 2006.

“While I am pleased with our earnings performance for this first quarter, I am more excited about the strategic actions that have been undertaken by the management team to position the Company for future opportunities.” stated MTC Founder and Chairman of the Board, Raj Soin.

First Quarter Results:

Revenues of $88.4 million for the quarter ended March 31, 2006, reflected a 3.6% increase over the $85.3 million recorded in the same period of 2005 and at the upper end of the previously announced guidance range.

Gross profit of $14.4 million for the quarter ended March 31, 2006, increased 4.6% or $0.6 million over the $13.8 million recorded in the same period of 2005. Gross profit as a percentage of revenue increased to 16.3% from 16.1% in the same period of 2005. These increases in gross profit resulted from changes in business mix.

Operating income for the quarter ended March 31, 2006 was $8.9 million compared to $9.0 million recorded in the quarter ended March 31, 2005. The modest change is attributable to increased gross profit, partially offset by increases in general and administrative expenses and amortization of acquisition-related intangible assets. Included in general and administrative expenses for the quarter ended March 31, 2006 is $0.2 million of stock compensation expense, or approximately $0.01 per share.

Net income for the quarter ended March 31, 2006 was $4.9 million, $0.2 million over the high end of the guidance range. This is a $0.3 million decrease from first quarter 2005 net income of $5.2 million.

This change includes increased interest expense of approximately $0.4 million in connection with acquisitions made in the first quarter of 2005. Fully diluted earnings per share for the first quarter of 2006 were $0.31 compared to fully diluted earnings per share of $0.33 for the first quarter of 2005.

EBITDA of $10.7 million was 12.1% of revenue for the quarter ended March 31, 2006, which was a 1.8% increase over the $10.5 million, or 12.3% of revenue, reported in the same period of 2005.

David Gutridge, Chief Executive Officer of MTC noted, “As anticipated when we provided our guidance, the first quarter will be the lowest of the year due to a number of factors, including the Continuing Resolution Authority and the timing of deliveries of our Air Forces Group, Legacy Systems Solutions Sector. These deliveries are among the fastest growing part of our business and heavy scheduling of this business for the second half is still anticipated to drive another record year for revenue and earnings”.

Company Guidance:

The Company also updated its guidance for 2006 as issued on February 28, 2006 to include the results of Aerospace Integration Corporation (AIC), which was acquired in April 2006, and adds guidance for MTC’s second quarter of 2006.

The table below summarizes the guidance ranges for the second quarter of 2006 and year-end 2006.

	All amounts except earnings per share in thousands
	Revenue	Net Income	Earnings per Share	Est. Avg. Share
Second Quarter 2006	$99,000-$103,000	$5,000 - $5,460	$0.32 - $0.35 – Basic	15,775
			$0.32 - $0.35 – Diluted	15,820
Full Year 2006	$439,000 - $449,000	$23,800 - $25,500	$1.51 - $1.62 – Basic	15,775
			$1.50 - $1.61 – Diluted	15,850

1st Quarter Earnings Conference Call:

The Company will conduct a conference call today at 10:00 a.m. EST to discuss its first quarter 2006 results. To obtain the dial-in number, please call our receptionist at 937-252-9199. To access the webcast of today’s call, please go to www.mtctechnologies.com. Internet participants should go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available through the site for 15 days.

MTC, through its wholly owned subsidiaries, provides systems engineering, information technology, intelligence, and program management services to the federal government. Cited by BusinessWeek as the 11th fastest growing small company in the United States, by Forbes as 23rd of America’s 200 best small businesses, by Washington Technology as 59th in revenue growth among the “Top 100” of IT Federal Prime Contractors, and ranked 2nd by Aviation Week & Space Technology as the “Top Performing Small Company,” MTC employs approximately 2,900 people in more than 40 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical fact, such as statements regarding MTC’s plans and financial performance, including the results from MTC’s acquisition of Aerospace Integration Corporation are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions, including Aerospace Integration Corporation; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

Selected detailed financial information follows. For further information on MTC, visit the website at www.mtctechnologies.com.

Selected Balance Sheet Data:

(in thousands):

	March 31, 2006	December 31, 2005
Current assets	$105,777	$112,491
Current liabilities	48,137	58,641
Working capital	57,640	53,850
Cash	7,891	13,755
Accounts receivable	82,346	81,683
Long-term bank debt	48,875	51,000
Stockholders’ equity	176,929	171,643
Total assets	278,137	285,626

Days Sales Outstanding (DSO’s) in accounts receivable at March 31, 2006 and March 31, 2005 were 85 and 78 days, respectively.

Reconciliation Between Net Income and EBITDA (in thousands):

	Three months ended March 31, 2006	Three months ended March 31, 2005
Net income	$4,923	$5,177
Income tax expense	3,163	3,394
Net interest (income)/expense	782	385
Depreciation and amortization	1,843	1,563

EBITDA	$10,711	$10,519

EBITDA is equal to the sum of income before income taxes (less)/plus net interest (income)/expense, plus depreciation and amortization. The Company discloses EBITDA because a significant portion of the Company’s growth is from acquisitions, and management believes that EBITDA, which excludes intangible amortization relating to acquisitions, is a more comparable indicator of the Company’s performance from period to period and relative to its peers.

MTC Technologies, Inc.

Condensed Consolidated Statements of Income

(Dollars in Thousands Except Per Share and Share Data)

	Three months ended March 31,
	2006	2005
Revenue	$88,405	$85,312
Gross profit	14,400	13,770
General and administrative expenses	4,194	3,687
Intangible asset amortization	1,338	1,127
Operating income	8,868	8,956
Net interest income/(expense)	(782)	(385)
Income before income tax expense	8,086	8,571
Income tax expense	3,163	3,394
Net income	4,923	5,177

Basic and diluted earnings per share	$0.31	$0.33

Weighted average common shares outstanding:
Basic	15,768,709	15,707,475
Diluted	15,808,524	15,768,458

FOR FURTHER INFORMATION, CONTACT:

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.